Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
1330 Avenue of the Americas, 20th Floor
New York, NY 10019

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	March 22, 2024

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (“York Credit Opportunities Master”); FDAF Dislocated Asset Fund II L.P. (formerly known as York European Fund) (“FDAF Dislocated Asset Fund”); Dinan Management, LLC (“Dinan Management”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); York Tactical Energy Fund, L.P. (“York Tactical”); York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”);  and William Vrattos.

(2) YGA, the sole managing member of Dinan Management, which is the general partner of each of York Capital, York Credit Opportunities, York Credit Opportunities Master, York Multi-Strategy, York Tactical, and York Tactical PIV-AN (collectively, the “York Funds”), exercises investment discretion over such investment funds and accordingly may be deemed to have beneficial ownership over the shares beneficially owned directly by the York Funds. Mr. Vrattos is Managing Partner and Chief Investment Officer at YGA, and a director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his or her pecuniary interest.

(4) On March 22, 2024, YGA exercised on a cashless basis Series C Warrants to purchase 436,861 shares of the Issuer’s common stock on behalf of certain of the Reporting Persons for $0.01 per share in accordance with the Series C Warrant Agreement entered into in connection with the issuance of the Series C Warrants on March 22, 2021. The Issuer withheld 794 shares representing the aggregate exercise price and issued the remaining 436,067 shares as follows: 30,837 to York Capital, 51,395 to York Credit Opportunities, 59,105 to York Credit Opportunities Master, 71,954 to FDAF Dislocated Asset Fund, 41,116 to York Multi-Strategy, 61,675 to York Tactical and 120,779 to York Tactical PIV-AN.

(5) Represents shares directly held following the reported transactions as follows: 6,728,584 by York Capital; 13,226,978 by York Credit Opportunities; 14,270,654 by York Credit Opportunities Master; 3,867,879 by FDAF Dislocated Asset Fund; 14,999,736 by York Multi-Strategy (includes additional 149,853 shares that were previously received upon the conversion of Series C Preferred Stock but not included due to a calculation error); 1,559,527 by York Tactical; and 3,120,744 by York Tactical PIV-AN.